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                                                                   EXHIBIT 99.1

     ST. LOUIS--(BUSINESS WIRE)--July 27, 1998--Alvey Systems, Inc. ("Alvey") today announced that it will spin-off its wholly-owned subsidiary, McHugh Software International, Inc. ("McHugh"), to Alvey's parent, Pinnacle Automation, Inc. ("Pinnacle"). Pinnacle will in turn spin-off McHugh to Pinnacle's common stockholders. Currently, McHugh is a direct, wholly-owned subsidiary of Alvey and Alvey is a direct, wholly-owned subsidiary of Pinnacle.

     Upon completion of the spin-off and the closing of the sale of a minority interest in McHugh, Alvey will receive a cash payment from McHugh of approximately $17.4 million. The transactions are conditioned on receipt of consents from holders of a majority in aggregate principal amount of Alvey's $100,000,000 of 11-3/8% Senior Subordinated Notes Due 2003 (the "Notes").

     Alvey is offering to pay a consent premium of $45.00 in cash for each $1,000 principal amount of Notes for which a consent is properly delivered prior to the expiration of the consent solicitation. The consent solicitation will expire at 5:00 p.m., New York City time, on August 14, 1998, unless earlier terminated or extended. Holders of record as of 5:00 p.m., New York City time, on July 29, 1998, are eligible to participate in the consent solicitation.

     Following the spin-off, Alvey will continue to own and operate its materials handling systems business. Alvey's continuing business is a leading provider of automated materials handling systems for manufacturing plants, distribution centers and warehouses. For the 12 months ending June 30, 1998, sales and EBITDA of Alvey's continuing systems business amounted to approximately $315.4 million and $23.2 million, respectively.

     NationsBanc Montgomery Securities LLC is serving as Solicitation Agent in connection with the consent solicitation. Questions regarding the terms of the consent solicitation may be directed to the Solicitation Agent at 888-292-0070 (Attention: Liability Management Group). MacKenzie Partners, Inc. is serving as Information Agent in connection with the consent solicitation. Questions regarding the delivery procedures for the consents and requests for additional copies of documents may be directed to the Information Agent at 800-322-2885. For a complete description of the terms and conditions of the consent solicitation, holders should refer to the Consent Solicitation Statement dated July 24, 1998.



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